UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2011

HOMELAND SECURITY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23279	52-2050585
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 North Glebe Road, Suite 550 Arlington, VA	22201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 528-7073

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2011, Homeland Security Capital Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Default Servicing USA, Inc., a subsidiary of the Company (“Buyer”), Default Servicing, LLC (“Default”) and DAL Group, LLC (the “Member”), the sole member of Default, pursuant to which Buyer agreed to purchase all of the assets and properties of, and assume certain liabilities from, Default (the “Assets”). Default is engaged in the business of providing real estate-owned, liquidation-related services, including property inspection, eviction and broker assignment services.

In consideration for the Assets, the aggregate purchase price consists of: (a) $500,000 in cash, subject to certain reductions in connection with accrued but unpaid vacation time of certain employees, as set forth in the Purchase Agreement, and (b) up to an additional $3,250,000 in contingent payments, if any, subject to the achievement of specified net revenue measurement metrics during each calendar month following the closing of the Purchase Agreement through 2014 and subject to further adjustments for Pre-Closing Revenue (as defined in the Purchase Agreement), as more fully set forth in the Purchase Agreement.

The Purchase Agreement and the transactions contemplated thereby are expected to close upon the satisfaction of customary closing conditions, as well as certain other conditions, such as, (i) the approval of the transactions contemplated by the Purchase Agreement by certain governmental authorities, (ii) the receipt of certain third party consents, and (iii) the execution of a non-competition, non-solicitation and confidentiality agreement by Default, the Member and Buyer.

The Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions made by each party.

In addition, if the Purchase Agreement is not consummated by June 30, 2011 and the Purchase Agreement is terminated, the Stock Purchase Agreement, dated May 27, 2011, entered into between the Company, Timios Acquisition Corp., the Member and Timios, Inc., as previously disclosed in the Company’s Current Report on Form 8-K filed on May 31, 2011, may be terminated.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Seller or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated June 22, 2011, by and among Homeland Security Capital Corporation, Default Servicing USA, Inc., Default Servicing, LLC and DAL Group, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOMELAND SECURITY CAPTIAL CORPORATION

By: /s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: Chief Executive Officer

Date: June 23, 2011